EXHIBIT 3.2

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HORIZON PHARMA, INC.

HORIZON PHARMA, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is Horizon Pharma, Inc., a Delaware corporation.

SECOND: The date of filing of the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was March 23, 2010.

THIRD: The date of filing of an Amended and Restated Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was March 31, 2010.

FOURTH: The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions providing that it was advisable and in the best interests of the Corporation that the following be amended:

1. Section A of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 62,800,000 shares, each with a par value of $0.0001 per share, of which 35,400,000 shares shall be Common Stock and 27,400,000 shares shall be Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis).”

FIFTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 228 and 242 of the DGCL.

IN WITNESS WHEREOF, Horizon Pharma, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 22nd day of June, 2010.

HORIZON PHARMA, INC.

By:	/s/ Timothy P. Walbert
Timothy P. Walbert
President and Chief Executive Officer

2.